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                                                                   EXHIBIT 10.53


                           PURCHASE AND SALE AGREEMENT


                                     BETWEEN


                           NATIONAL ENERGY GROUP, INC.


                                    AS SELLER

                                   ----------

                                       AND

                                ARNOS CORPORATION

                                   ----------

                                    AS BUYER



                                      DATED

                              AS OF NOVEMBER 1,1999



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                          PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("AGREEMENT") is entered into this __ day of November, 1999, by and between NATIONAL ENERGY GROUP, INC. ("SELLER"), whose mailing address is 1400 One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206, and Arnos Corporation ("BUYER"), whose mailing address is 767 5th Avenue, 47th Floor, New York, New York 10153. Seller and Buyer are sometimes referred to herein individually as a "PARTY," and collectively as the "PARTIES."

                              W I T N E S S E T H:

     WHEREAS, Seller is engaged in the business of exploring for, developing, and producing oil, gas and other hydrocarbons from onshore and offshore areas of the United States for its own account and for the joint account of itself and others; and

     WHEREAS, Seller is the debtor in the pending bankruptcy proceeding in Case No. 398-80258-RCA-11 ("CASE") in the United States District Court for the Northern District of Texas (the "COURT") and is subject to the jurisdiction thereof; and

     WHEREAS, pursuant to an order dated October 18, 1999, the Court has approved certain bid procedures (the "BID PROCEDURES") attached hereto and incorporated herein by reference as Exhibit A-1 for the sale by auction of Seller's Oil and Gas Properties and Assets (as such terms are hereafter defined), the terms and provisions of which are hereby incorporated by reference herein as though set forth in their entirety; and

     WHEREAS, CIBC World Markets Corp. ("CIBC") has been engaged by Seller and the Official Creditors Committee appointed by the Court to market Seller's Oil and Gas Properties and Assets; and

     WHEREAS, Buyer acknowledges receipt of the Bid Procedures relating to the purchase and sale of Assets, and agrees to perform in accordance with the terms and conditions of this Agreement and any order of the Court;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

     1. ASSETS TO BE SOLD AND PURCHASED. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

        (a) All of Seller's right, title and interest in and to the oil, gas and/or mineral leases described in Exhibit A hereto, any ratifications and/or amendments to such leases



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     (whether or not such ratifications or amendments are described in Exhibit
     A), subject to the exceptions and reservations contained in Exhibit A; and

        (b) Without limitation of the foregoing, all of Seller's right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands or leases described in Exhibit A hereto, including, without limitation, interests in all oil, gas and/or mineral leases covering such lands, overriding royalties, production payments and net profits interests, fee mineral interests, fee royalty interests and all other interests in such oil, gas and other minerals, even though Seller's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A but subject in each case to the exceptions and reservations contained in such Exhibit A; and

        (c) All of Seller's right, title and interest in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) and (b) above; and

        (d) Subject to Section 1(g) below, all of Seller's right, title and interest in and to all presently existing and valid and, if necessary, affirmed rights-of-way, easements, licenses, permits, servitudes, surface leases and other surface rights, which relate to any of the Oil and Gas Properties described in subsections (a), (b) and (c) above; and

        (e) All of Seller's right, title and interest in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b), (c), and (d) above and used in connection with the exploration, development, operation or maintenance thereof; and

        (f) All of Seller's original lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting or tax accounting records), electric and all other logs, engineering files, proprietary geological and geophysical maps, data and records (subject to any contractual or other restrictions relating to the transfer of such data and records), and all other files, documents and records which relate to the Assets, subject to Seller's right to retain copies of the same, at Seller's expense; and

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         (g) All of Seller's interest in executory contracts, including, without limitation, service agreements, operating agreements, oil and gas production, gas gathering, transportation, treating, processing, and similar such contracts and related contracts insofar as they pertain to the Oil and Gas Properties in this Agreement, which will be assumed, to the extent requested by the Seller and Buyer in accordance with paragraph 17.3 and assigned and conveyed to Buyer pursuant to Section 365 of the Bankruptcy Code (11 U.S.C. Section 101, et seq., herein the "BANKRUPTCY CODE") (collectively referred to herein as the "RELATED CONTRACTS"), less and except those contracts listed on Schedule 1 hereto or those contracts submitted by Buyer(s) on or before November 5, 1999 and agreed to by Seller and the Official Creditors' Committee ("Committee") to be added to Schedule 1, which shall be rejected by Seller; and

         (h) All proceeds, benefits, income or revenue attributable to the Assets, from and after November 1, 1999 (including joint interest billings under applicable operating agreements and proceeds from the sale of oil and gas attributable to the Oil and Gas Properties from and after November 1,
     1999) shall belong to Buyer, and all such proceeds, benefits, income and revenue attributable to the Assets prior to November 1, 1999 shall belong to Seller. If there are production imbalances related to the Oil and Gas Properties, Seller shall transfer to Buyer such imbalances effective as of November 1, 1999; and

         (i) All of Seller's interest in and to all claims, causes of actions and rights against third parties in connection with, arising out of, or related to, the ownership or operation of the Assets prior to the Closing Date; provided, however, that all claims of Seller against officers and directors, outside accountants, and claims of the type covered by the Bankruptcy Code, including but not limited to those in Sections 544-550 thereof, shall be retained by Seller's bankruptcy estate; and

         (j) All funds held, allocated, deposited, escrowed, or set aside by Seller in connection with actual or potential Environmental Defects (hereafter defined).

The interests of the Seller in the properties and interests specified in the foregoing subsections (a), through (h) are herein sometimes collectively called the "OIL AND GAS PROPERTIES," and the interests of the Seller in the Oil and Gas Properties and interests specified in the foregoing subsections (a) through (j) are herein sometimes collectively called the "ASSETS."

     1.1 OWNERSHIP OF PRODUCTION FROM THE OIL AND GAS PROPERTIES AND OTHER
ASSETS.

         1.1.1 Production Before November 1, 1999.

               (a) Seller will own all merchantable oil, gas, condensate and gas liquids ("HYDROCARBONS") produced from or attributable to the Oil and Gas Properties before November 1, 1999. If; on the Closing Date, Hydrocarbons produced from the Oil and Gas Properties and Assets before November 1, 1999 are stored on the Oil and

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         Gas Properties unit stock tanks or are located within unit gathering lines or production facilities upstream of the sale or custody transfer meters of the Seller or in connection with Hydrocarbon production from the Oil and Gas Properties, Buyer shall purchase from Seller the merchantable stock tank oil and/or gas above the pipeline connections in the stock tanks at the field posting price for such oil and gas or such price being paid for production under the Seller's relevant existing sales contract of each such property existing as of the Effective Date, and any pipeline inventory at the mutually agreed upon market price of such inventory. Buyer will pay Seller for the stock tank oil and any pipeline inventory related thereto as an adjustment to the Base Purchase Price at Closing. The stock tank oil and pipeline inventories will be gauged and measured as of 7:00 a.m. local time where the Oil and Gas Properties and Assets may be located on the Effective Date. Seller and Buyer will accept the lease or unit operator's tank gauge readings, meters, meter tickets or other inventory records of the stock tank oil and pipeline inventory.

               1.1.2 PRODUCTION AFTER NOVEMBER 1, 1999. Buyer will own all Hydrocarbons produced from the Oil and Gas Properties and Assets from and after November 1, 1999, assuming that the December 6, 1999 Closing Date occurs. Subject to any continuing sale obligations under Related Contracts, Buyer may sell Hydrocarbons produced from the Oil and Gas Properties on and after the Closing Date as it deems appropriate.

     2. PRICE FOR ASSETS. The initial, unadjusted Purchase Price to be paid by Buyer to Seller for the Assets is Ninety-Six Million Two Hundred Fifty Thousand and No/100 Dollars ($96,250,000.00) (excluding Lake Mongoulois and Mustang Island, as defined in Schedule 2) (the "BASE PURCHASE PRICE"). In accordance with the Bid Procedures, Buyer has previously tendered to an escrow account for the benefit of Seller with Bank One Texas, N.A. ("Escrow Agent") the amount of Three Million, Four Hundred Thousand and No/100 Dollars ($3,400,000.00) (the "INITIAL DEPOSIT"). Buyer has deposited with the Escrow Agent an additional escrow sum for the benefit of Seller in an additional amount of Six Million Two Hundred Twenty Five Thousand and No/100 Dollars ($6,225,000.00)(the "ADDITIONAL DEPOSIT"), which deposits shall together total 10% of the Base Purchase Price.

        2.1 ALLOCATION OF PURCHASE PRICE. The Buyer(s) and Seller agree that, on or before the Closing Date, they will attempt to mutually agree as to the allocation of the Base Purchase Price among each of the assets under the Internal Revenue Code, as amended, and its regulations, including the relative portions of those values attributable to leasehold costs and depreciable equipment (the "Allocated Value"). If there is a disagreement concerning any such allocation(s), such dispute will be resolved by the Court.

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     3. REPRESENTATIONS OF SELLER. Seller represents to Buyer that:

        (a) Seller is a corporation duly organized, legally existing, and in good standing under the laws of the State of Delaware. Seller is qualified to do business and is in good standing at Closing in each state in which the Assets are located where the laws of such state require a corporation owning the Assets located in such state to qualify to do business. Seller has, or will have at Closing, full power to enter into and perform its obligations hereunder, and has, or will have at Closing, taken all necessary action to authorize entering into this Agreement and to perform its obligations hereunder.

        (b) The Oil and Gas Properties and Assets shall be sold free and clear of all liens, claims, encumbrances, and interests pursuant to Section 363(f) of the Bankruptcy Code in an order to be approved by the Court.

        (c) Other than requirements (if any) that consents to assignment, or waivers of preferential rights to purchase, be obtained from third parties, and except for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing, or as otherwise set forth on Schedule 3(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Assets.

        (d) This Agreement and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute the legal, valid, and binding obligation of Seller, except as subject to notice provisions and order of the Court.

        (e) Take-or-Pay Arrangements. Except with respect to Reliant Energy, Inc., gas balancing agreements, wells subject to calls on production, and preferential rights as set forth in Exhibit B, none of the Oil and Gas Properties are subject to any take or pay arrangements, advance payment or similar provision, whereby any party has the right to take production without full payment therefore, or at a reduced or prearranged price or to a call on production.

        (f) New Well Operations. From November 1, 1999 until Closing, Seller shall not make any election with respect to any operation for the drilling of any new well or the fracing, recompletion, deepening, reworking, plugging back, plugging and abandonment or other operation with respect to any well, unit or lease constituting part of the Oil and Gas Properties, without the prior written consent of Buyer (as the Winning Bidder), which consent will not be unreasonably withheld. Buyer shall respond promptly to any written requests for such consent.

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        (g) Maintenance of Interest. Seller will use its reasonable commercial efforts from the date of this Agreement until Closing, to maintain and operate the Assets in a reasonable and prudent manner, in compliance with law and orders of any governmental authority, to maintain insurance now in force with respect to the Assets, to pay when due all costs and expenses coming due and payable in connection with the Assets, and to perform all of the covenants and conditions contained in the Related Contracts. Without the prior written consent of Buyer, which consent will not be unreasonably withheld, Seller will not: (i) develop, maintain or operate the Assets in a manner inconsistent with prior operations or introduce any new method of operation or accounting with respect to the Assets; (ii) enter into any new agreements or commitments with respect to the Assets; (iii) incur any liabilities other than in the ordinary course for normal operating expenses on the Assets; (iv) abandon, or consent to abandonment of, any producing, shut-in or injection well located on the Assets, nor release or abandon all or any portion of the Assets; (v) modify or terminate any of the Assets or waive any right thereunder; (vi) encumber, sell or otherwise dispose of any of the Assets other than personal property that is replaced with equivalent property or consumed in the ordinary course of operation of the Assets and other than Hydrocarbons sold in the ordinary course of business; or (vii) enter into any new production purchase or sale agreement with a term greater than 30 days relating to the Assets. If selected as a Winning Bid, Buyer will respond promptly to any written requests for such consent.

        (h) Filings. Seller has timely filed or caused to be filed all federal, state, local and foreign tax and information returns, and all material reports, certificates and other instruments required by law.

        (i) Operating Agreements. Except as disclosed to Buyer, as to any and all operating agreements affecting any of the Oil and Gas Properties, each of which operating agreements constitutes a Related Contract: (i) there are no outstanding calls, advances or payments that have been advanced on behalf of or are due from Seller or that Seller has committed to make that have not been paid, (ii) there are no operations with respect to which Seller is a non-consenting party, and (iii) except for an emergency, and payment for any materials or services rendered prior to the date of this Agreement, Seller will not authorize any expenditure after the date of this Agreement without first obtaining the written consent to such expenditure from Buyer, once selected as a Winning Bid, which consent will not be unreasonably withheld, conditioned or delayed

     4. REPRESENTATIONS OF BUYER. Buyer represents to Seller that:

        (a) Buyer is a corporation duly organized and legally existing and under the laws of the State of Nevada, and as of the Closing, Buyer will be qualified to do business and in good standing in each of the states in which the Assets are located where the laws of such state would require a corporation owning the Assets located in such state to qualify to do business.

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        (b) Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

        (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party.

        (d) This Agreement and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

        (e) There are no pending suits, actions, or other proceedings except the Seller's bankruptcy proceeding described in the recitals hereto, in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        (f) Buyer is a knowledgeable purchaser, sophisticated investor of oil and gas and has the ability to evaluate oil and gas properties, and in fact has evaluated the Assets for purchase, and is acquiring the Assets based upon its own evaluation, and for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

        (g) With regard to those Assets which Buyer seeks to operate, Buyer (or Buyer's contract operator) is qualified to operate such Assets under the applicable laws, rules and regulations of the jurisdiction in which such Assets are located, or Buyer, an affiliate or agent thereof; will become so qualified before operating such Assets.

     5. CERTAIN COVENANTS OF SELLER PENDING CLOSING. Between the Sale Hearing (as defined in the Bid Procedures) and the Closing:

        (a) Seller will give Buyer and its attorneys and other representatives access at all reasonable times to the Assets and, at Seller's office, to Seller's records (including, without limitation, title files, division order files, well files, production records, accounting records, marketing files, equipment inventories, and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the Assets. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it, which would constitute a waiver of attorney-client privilege in any pending litigation, or which Seller cannot legally provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties.

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     Buyer recognizes and agrees that all materials made available to it
     (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials. Buyer waives and releases all claims against Seller, its parent or subsidiary companies or other affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section or the conduct of its employees, agents, or contractors in connection with such investigations and examinations (or the exercise of such rights of access). BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER, AND ITS PARENT OR SUBSIDIARY COMPANIES AND OTHER AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AND AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE "SELLER GROUP"), FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS' FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH ACCESS, EXAMINATIONS, OR INSPECTIONS. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

        (b) In addition to its obligations under Section 3(g) of this Agreement, Seller will continue the operation of the Assets in the ordinary course of its business. Where Seller is not the operator of an Oil and Gas Property, Seller will continue to act as a non-operator in the ordinary course of its business. From and after the date of this Agreement, Seller will not sell or dispose of any portion of the Assets listed in Exhibit A except for the few miscellaneous assets listed in Schedule 5(b) without the prior consent of Buyer.

        (c) Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify (i) all preferential rights to purchase and all rights to require that consents to assignment be obtained which would be applicable to the transactions contemplated hereby, and (ii) the parties holding such rights. In attempting to identify the same, Seller shall in no event be obligated to go beyond its own records. Seller will request from the parties so identified (and in accordance with the documents creating such rights) waivers of the preferential rights to purchase and requirements that consents to assignment be obtained which were so identified. Seller shall have no obligation hereunder other than to so attempt to identify such preferential rights and requirements for consents to

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     assignment and to so request such waivers, and shall in no event be under any obligation to obtain such waivers. Except to the extent that Buyer can establish that Seller failed to fulfill the obligations set forth above in this subsection, Buyer shall indemnify and hold Seller harmless from and against all claims, actions, liabilities, damages, losses, costs or expenses, including, without limitation, court costs and attorney's fees, whatsoever that arise out of the failure to obtain waivers of preferential rights to purchase or requirements for consents to assignment with respect to any transfer by Seller to Buyer of any part of the Assets and with respect to any subsequent transfers.

        (d) Notwithstanding any other provision in this Section, (i) Seller may take any action prohibited by this Section if reasonably necessary under emergency conditions provided that Buyer is notified as soon as practicable thereafter; (ii) except to the extent that a Title Defect (as hereinafter defined) may result therefrom, Seller shall have no liability to Buyer for any incorrect payment of delay rentals, royalties, shut-in royalties, or similar payments or for any failure to make such payments; and (iii) Seller's failure to comply with any of the requirements of this Section 5 shall not be deemed to be a default by Seller hereunder or grant to Buyer the right not to close the transaction contemplated hereby, unless such failure has a material adverse effect upon the value of the Assets taken as a whole.

        (e) Seller shall give prompt written notice to Buyer of any notice of default (or written threat of default, whether disputed or denied by Seller) received or given by Seller subsequent to the Effective Date under any instrument or agreement affecting the Assets to which Seller is a party or by which it or any of the Assets is bound.

     6. DUE DILIGENCE/TITLE/ENVIRONMENTAL MATTERS

        (a) Due Diligence Investigation. Buyer shall, to the extent it deems appropriate, conduct, at its sole cost, risk, and expense, such title examination or investigation, and other examinations and investigations, as it may choose to conduct with respect to the Assets.

        (b) As used in this Agreement, the term "TITLE DEFECT" shall mean any matter, other than a "Permitted Encumbrance" (as hereinafter defined), which causes one or more of the following to be a correct statement:

                 (i) Seller's ownership of the Assets is such that, with respect to a well or unit listed on Exhibits A or B attached hereto, such ownership (a) is not sufficient to entitle it to receive its decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit which is at least that decimal share set forth on Exhibit B in connection with such well or unit in the column headed "NET REVENUE INTEREST" or (b) obligates it to bear its decimal share of the cost of operation of such well or unit (herein called the "OPERATING INTEREST") greater than the decimal share set forth on Exhibit B in connection with such well or unit in the

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            column headed "Operating Interest" (without a proportionate increase in Net Revenue Interest above that set forth on such exhibits); or


                (ii) Seller's ownership of an Oil and Gas Property is subject to an outstanding mortgage (other than that set forth in Section 6(c)(xii)), deed of trust, or other enforceable lien or encumbrance, or other adverse claim or imperfection in title that is not resolved or cured by the 363 Order (as defined in Section 17 hereinafter); or

                (iii) Seller has materially misrepresented the amount of any gas imbalances as to assets listed in Exhibit B.

                (iv) Seller has inaccurately represented outstanding
            preferential rights.

            (c) As used herein, the term "PERMITTED ENCUMBRANCE" shall mean any and all of the following:

                (i) The terms, conditions, restrictions, exceptions,
            reservations, limitations, and other matters contained in the agreements, instruments, and other documents which create or reserve to Seller its interest in any Asset, provided that the same do not reduce the Net Revenue Interest of Seller in the Asset affected thereby to less than that set forth on Exhibit B hereto;

                (ii) Royalties, overriding royalties (including, without
            limitation, those specifically described on Exhibit A hereto), division orders, reversionary interests, production payments, net profits interests, and similar burdens affecting any Oil and Gas Property if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in the Asset affected thereby to less than the Net Revenue Interest set forth beside the same on Exhibit B hereto;

                (iii) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents shall have been obtained from the appropriate parties, or the appropriate time period for asserting such rights shall have expired without an exercise of such rights;

                (iv) Liens for taxes and assessments which are not yet
            delinquent or which are being contested by Seller in good faith;

                (v) Rights existing under applicable laws (including without limitation statutory liens) or operating agreements or similar contracts to assert liens against the Assets, but not including liens and other rights which have actually been asserted, unless Seller disputes the validity of such liens or the amount claimed to be owed in

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            connection therewith, or such lien or other right is not enforceable against the interest of Seller;

                (vi) Conventional rights of reassignment requiring ninety (90)
            days or less notice to the holder of such rights;

                (vii) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs, or the like; conditions, covenants, or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements or rights-of-way on, over or with respect of any Asset which does not materially and adversely affect the Asset affected thereby or its current use;

                (viii) Any obligations or duties affecting an Asset to any municipality or public authority with respect to any franchise, grant, license, or permit and all applicable laws, rules, and order of any governmental authority;

                (ix) All rights to consent by, required notices to, filings with, or other action by governmental entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

                (x) Existing operating agreements, unit agreements, gas
            purchase contracts, and any and all other agreements which are customary in the oil and gas exploration, development, production, or extraction business or in the business of processing of gas and gas condensate, or production for the extraction of proper products therefrom, to the extent that the same do not reduce the Net Revenue Interest of Seller in the Asset affected thereby below that set forth on Exhibit B hereto, or increase the Operating Interest of the Seller in the affected Asset above that set forth on Exhibit B (without a proportionate increase is the corresponding Net Revenue Interest);

                (xi) That certain Mortgage, Security Agreement, Assignment of
            Production and Finance Statement effective as of September 1, 1998, by National Energy Group, Inc. as Mortgagor for the use and benefit of Bank One, Texas N.A., Administrative Agent, filed and recorded in Iberville Parish, Louisiana on September 8, 1998 in Mortgage Book 319, Page 197 and Conveyance Book 511, Page 174, (herein called "Mortgage"); and

                (xii) Any matter waived or deemed to be waived by Buyer.

            (d) Title Defects. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer's attention which Buyer believes would constitute Title

     Defects, Buyer shall notify Seller in writing of such Title Defects as soon as practicable, but in no event later than sixty (60) days after the Closing. To be effective, Buyer's notice of Title Defects (a "TITLE DEFECT NOTICE") must include (i) a brief description of the matter constituting the Title Defect so asserted, (ii) the title opinion, other reports of experts, or other documentation on which Buyer's assertion of a Title Defect is based, (iii) such supporting documents reasonably necessary for Seller to verify the existence of any such Title Defect, and (iv) Buyer's estimate of the diminution in the value of the affected Asset resulting from such alleged Title Defect. In the event that Buyer notifies Seller of Title Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure such Title Defects to the reasonable satisfaction of Buyer, or (ii) shall have the right to elect not to cure the Title Defect and adjust the Base Purchase Price as set forth in Section 7 below, subject to the limits of Section 6(h) below. Should the title opinion or other materials reviewed by Buyer indicate that Seller has a higher "Net Revenue Interest" than that specified on Exhibit (an "NRI INCREASE"), then Buyer shall inform Seller of the same as soon as possible and Seller will receive an appropriate accounting adjustment as set forth in Section 7 below.

        (e) Environmental Review. Seller has provided or caused to be provided to Buyer that Phase I environmental summary October 16, 1999 and prepared by LFC Environmental, Inc. covering certain of Seller's Oil and Gas Properties; provided, that Seller makes no representation or warranty as to the accuracy or completeness of such Phase I environmental summary. In addition, Buyer shall have the right, at its sole cost, risk, and expense, to conduct its own Phase I environmental assessment of the Assets during the period beginning November 1, 1999 and ending sixty (60) days after the Closing. As used herein, a Phase I environmental assessment shall consist of the following: Buyer and its agents shall have the right to enter upon the Assets and all buildings and improvements thereon during normal business hours, and physically inspect the same, contact all relevant local, state, and federal environmental agencies, and conduct a review of all public filings with respect to the Assets. WITHOUT THE PRIOR WRITTEN CONSENT OF SELLER, BUYER MAY NOT CONDUCT, OR CAUSE TO BE CONDUCTED, ANY SOIL, AIR, OR WATER TESTS, ANALYSES, SAMPLES, OR BORINGS WITH RESPECT TO ANY OF THE ASSETS, except, however, after Closing Buyer shall have the right to conduct any soil, air, or water tests, analyses, samples, or borings with respect to any of the Assets and any results from such investigation may be used as documentation to support an Environmental Defect Notice as provided in Section 6(t) below.: Buyer shall provide Seller with a copy of any environmental assessment promptly upon Buyer's completion thereof; including any reports, data, and conclusions. Buyer shall keep any data or information acquired by such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of Seller. BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE, OR LIABILITY WHATSOEVER, INCLUDING ATTORNEYS' FEES, ARISING OUT OF ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON, OR ABOUT THE ASSETS AS A RESULT OF SUCH

     ENVIRONMENTAL ASSESSMENT (EXCEPT ANY SUCH INJURIES OR DAMAGES CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP).

        (f) Environmental Defects. If; as a result of Phase I or Phase II, as provided in Section 6(e) above, examinations and investigations, or otherwise, matters come to Buyer's attention which Buyer believes would constitute a violation of an Applicable Environmental Law (hereafter defined) (an "ENVIRONMENTAL DEFECT"), Buyer shall notify Seller in writing of such Environmental Defect as soon as practicable (the "ENVIRONMENTAL DEFECT NOTICE"), but in no event later than sixty (60) days after the Closing. To be effective, Buyer's Environmental Defect Notice must include
     (i) a brief description of the Environmental Defect constituting the violation of Applicable Environmental Law so asserted, (ii) the reports of experts or other documentation on which Buyer's Environmental Defect Notice is based, (iii) such supporting documents reasonably necessary for Seller to verify the existence of any violation of an Applicable Environmental Law, and (iv) Buyer's estimate of the diminution in the value of the affected Asset resulting from such alleged Environmental Defect, or if such exceeds the diminution in value, the amount to remediate such alleged Environmental Defect. In the event that Buyer notifies Seller of Environmental Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure such Environmental Defects to the reasonable satisfaction of Buyer; or (ii) shall have the right to elect not to cure the Environmental Defect and adjust the Base Purchase Price as set forth in
     Section 7 below, subject to the limits of Section 6 (h) below. Any plugging and abandonment obligation with respect to any well, and any surface restoration liability with respect to any oil, gas and/or mineral lease shall not constitute or be deemed an Environmental Defect

        (g) Environmental Indemnity and Assumption. As of sixty (60) days after the Closing Date, Buyer shall assume full responsibility for, and (except to the extent that Buyer shall have received a reduction in the Base Purchase Price pursuant to this Agreement by virtue of an Environmental Defect) agrees to indemnify, hold harmless, and defend the Seller Group from, and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses), and causes of action caused by or arising out of any violation of any environmental law, rule, or regulation (including common law), relating to the protection of health or the environment of any kind or character ("APPLICABLE ENVIRONMENTAL LAW(S)") or the presence, disposal, release or threatened release of any Hazardous Substance (as the terms "HAZARDOUS SUBSTANCE" and "RELEASE" are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601, et seq.) from, with respect to, or in connection with the Assets into the atmosphere, into or upon land (surface or subsurface), or into any water course or body of water, including groundwater, whether or not attributable to the Seller's activities or the activities of third parties (regardless of whether or not the Seller was or is aware of such activities) and regardless of whether the event or occurrence was prior to, during, or after the period of Seller's ownership of the Assets. This indemnification and assumption shall apply, but is not limited to, liability for response actions undertaken pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any other Applicable Environmental Law or regulation.

        (h) Defect Basket/Limits. Notwithstanding any other provision contained herein, with respect to any Asset, the amount claimed by Buyer in any Title Defect Notice related to a given Asset shall not exceed the Allocated Value (as defined in Section 7 below) of such Asset. The amount claimed by Buyer for the remediation of an Environmental Defect shall not be limited to the Allocated Value of the affected Asset, but is subject to the limits set forth in this section. If the aggregate Base Purchase Price reduction which would result from all Title Defects and Environmental Defects does not exceed One Million Dollars ($1,000,000.00) (the "DEFECT BASKET AMOUNT"), then the Base Purchase Price shall not be adjusted. If the total amount of the Base Purchase Price reduction agreed to by the Parties (or determined by the Court) exceeds the Defect Basket Amount, the Base Purchase Price shall be reduced in the amount by which the aggregate amount of Title Defects and Environmental Defects exceeds One Million Dollars ($1,000,000.00); provided, however, regardless of the total amount of Title and Environmental Defects asserted by Buyer and agreed to by Seller (or determined by the Court) in excess of the Defect Basket Amount, in no event shall the Base Purchase Price be reduced by an amount greater than Two Million Dollars ($2,000,000.00).

     7. CERTAIN BASE PURCHASE PRICE ADJUSTMENTS. If, as a part of the due diligence review provided for in Section 6 above, (i) Title Defects or Environmental Defects are presented to Seller and Seller is unable (or unwilling) to cure such Title or Environmental Defects, (ii) Buyer has elected to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by a Title Defect, or (iii) there be a NRI Increase, then:

        (a) Subject to Section 6 (h) above, Buyer and Seller shall, with respect to each Oil and Gas Property affected by such matters, attempt to agree upon an appropriate value to account for such matters; and

        (b) with respect to each Oil and Gas Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Oil and Gas Property, then:

                 (i) If the Title Defect is a mortgage, lien, encumbrance or other charge which is undisputed and liquidated in amount, then (subject to the provisions of paragraph (iv) below) the value shall be the amount necessary to be paid to remove the Title Defect from the affected Asset; provided, however, that an order conveying such Oil and Gas Properties to Buyer free and clear of liens or interests under Section 363(f) of the Bankruptcy Code shall suffice to cure or resolve such defect ("363(f) ORDER");

                 (ii) If there shall be a Title Defect or NRI Increase which (a)
            represents a discrepancy between (1) the Net Revenue Interest to which Seller is entitled to receive from any Asset and (2) the Net Revenue Interest stated on Exhibit B, and (b) there is a Operating Interest change proportionate to the change in the Net Revenue Interest resulting from the Title Defect or NRI Increase, then the amount of the adjustment shall be the product of the Allocated Value as set forth on Exhibit B, multiplied by a fraction, the numerator shall be the change in the Net Revenue Interest and the denominator of which shall be the Net Revenue Interest set forth on Exhibit B; or

                 (iii) If the Title Defect represents an obligation,
            encumbrance, burden, discrepancy, or charge upon or other defect in title to the affected Asset of a type not described in paragraphs
            (i) or (ii) above, the adjustment amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and such other factors as are necessary to make a proper evaluation of the value of the Title Defect;

                 (iv) With respect to Environmental Defects, the value shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of the Asset affected by the Environmental Defect, the legal effect of the Environmental Defect (including governmental agency-imposed fines or sanctions, if any), the potential economic effect of the Environmental Defect over the life of the affected Asset, and such other factors as are necessary to make a proper evaluation of the value of the Environmental Defect including the cost of remediation;

                 (v) The Parties shall negotiate in good faith to reach
            agreement with respect to the existence of and diminution in value caused by Title and Environmental Defects with respect to the Assets hereunder. If the Parties are unable to agree upon an appropriate adjustment within 45 days following notice of such Title and/or Environmental Defect in light of the factors set forth above, then, subject to Section 6 (h) and the final paragraph of this Section
            7, either Party may elect to submit a dispute regarding the value of any Environmental or Title Defect(s) to the Court for final determination.

        Any Base Purchase Price adjustment hereunder shall be made as a post-Closing accounting adjustment in accordance with Section 13 below.

     8. CERTAIN COVENANTS OF BUYER AFTER CLOSING. From and after the date of this Agreement, Buyer will give Seller and its attorneys and other representatives access at all reasonable times and upon reasonable notice for a period of two (2) years from and after the Closing, to all files and records (including all computer records) delivered by or on behalf of Seller in connection with the transaction contemplated hereby, and shall permit Seller to make copies of any such files and records. Should the Assets be subsequently transferred by Buyer, Buyer agrees to take all action in its contractual arrangements relating to such transfer necessary to allow Seller to have continued access to all such files and records.

     9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

         (a) Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Buyer.

         (b) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement, and condition required by the Court and this Agreement to be performed or complied with by Seller prior to or at the Closing.

         (c) No suit, action, or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

         (d) The 363(t) and 365 Orders of the Court shall have been entered authorizing the transaction(s) contemplated by this Agreement, and either have become final orders or orders as to which an appeal has been filed but no stay and no supersedes or other form of bond in an amount of the Base Purchase Price has been filed or posted in the proper Court.

         (e) Seller has obtained a resolution from its board of directors authorizing the sale of the Assets.

     10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to each of the following conditions being met:

         (a) Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Seller.

         (b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement, and condition required by the Court and this Agreement to be performed or complied with by Buyer prior to or at the Closing.

         (c) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

         (d) An order of the Court authorizing the transaction(s) described in this Agreement shall have been entered and either have become final orders or orders as to which an appeal has been filed but no stay and no supersedes or other form of bond in an amount of the Base Purchase Price, as the case maybe, has been filed or posted in the proper Court.

     11. TERMINATION OF AGREEMENT.

         (a) If any condition on the obligations of Buyer as set forth in
     Section 9 above is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and in either case Buyer is not in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated as of the Closing Date, and Seller shall cause Escrow Agent to promptly remit or release the respective Initial and Additional Deposit including interest calculated on each deposit to Buyer. Upon such termination, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).


         (b) If any condition to the obligations of Seller as set forth in Sections 10(a) or (b) is not met as of the Closing Date, or in the event the Closing does not occur due to a breach of Buyer's obligations hereunder, and in either case Seller is not in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, and Seller shall retain the Initial and Additional Deposit, including interest calculated in each Deposit as liquidated damages. Thereafter, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).

         (c) If any condition to the obligations of Seller as set forth in Sections 10(c)or (d) above is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and in either case Seller is not in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, and Seller shall take all steps necessary to cause the Escrow Agent to promptly remit or release the respective Initial and Additional Deposit including interest calculated on each deposit to Buyer.

         (d) Upon the termination of this Agreement, whether pursuant to paragraph (a), (b), or (c) above, Seller shall be free to sell the Assets (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, unless at such time a condition of Seller Default shall exist. Buyer shall cooperate with Seller in effectuating any such sale and shall promptly execute any instrument evidencing the termination of Buyer's right to acquire the Assets as may be reasonably requested by Seller. Buyer shall also immediately return to Seller all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Seller in connection with this transaction. Thereafter, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination.

     12. THE CLOSING. The closing (herein called the "CLOSING") of the transaction contemplated hereby shall take place in the offices of Seller, in Dallas, Texas, on December 6, 1999, at 10:00 a.m. Central Time, or up to fourteen (14) days later if requested by either Buyer or the Committee on behalf of the Seller, or at such other date and time as the Buyer and Seller may mutually agree upon, being herein called the "CLOSING DATE"). At the Closing:

         (a) Seller shall upon issuance of the 363(f) and 365 Orders (as defined in Section 17 hereinafter) authorizing the transaction:

             (i) execute, acknowledge and deliver to Buyer a conveyance of the Assets, (herein called the "CONVEYANCE"), in the form attached hereto as Exhibit C (and with Exhibit A and Exhibit B-l hereto being attached thereto), effective as to runs of oil and deliveries of gas as of 7 o'clock a.m., Central Standard Time on November 1, 1999 (herein called the "EFFECTIVE DATE"); and

             (ii) execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties; and

             (iii) deliver to Buyer a release of the Mortgage and 363(f) Order insofar as it covers the Assets; and

             (iv) deliver to Buyer an affidavit or other certification that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended; and

             (v) turn over possession of the Assets; and

             (vi) provide Buyer with Seller's Officer Certificate having the form and language of Exhibit D-l which is attached hereto and made a part hereof for all purposes. Such certificate shall certify that Seller has complied with and performed (or Buyer has waived) all provisions and conditions pertaining to Seller, to be performed prior to the Closing.

         (b) Buyer shall:

             (i) deliver to the Seller, (a) by wire transfer in immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Base Purchase Price (or, if applicable, the Subgroup Price) less the Initial Subgroup Deposit and the Additional Subgroup Deposit and interest calculated upon each deposit. In addition to and consistent with Section 363(k) of the Bankruptcy Code, Buyer shall be entitled to credit bid against the Base Purchase Bid the amount of its loan to Seller of $25,000,000 plus any accrued and unpaid interest; and

             (ii) deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and such evidence as Seller may require that Buyer is qualified with such authorities to succeed Seller as operator; and

             (iii) provide Seller with Buyer's Officer Certificate having the form and language of Exhibit D-2 which is attached hereto and made a part hereof for all purposes. Such Certificate shall certify that Buyer has complied with and performed (or Seller has waived) all provisions and conditions pertaining to Buyer, to be performed prior to the Closing.

             At the Closing, at Buyer's election, Seller and Buyer shall enter into a transition services agreement with respect to the Assets on terms and conditions mutually acceptable to the Parties. The transition services agreement shall provide, among other things, for (i) the operation of the Assets by Seller, and (ii) the payment by Buyer to Seller of fees and expenses customarily charged by firms providing such services. The Transition Services Agreement shall terminate one hundred twenty (120) days following the Closing Date, unless extended by the Parties or terminated by Buyer upon thirty (30) days prior written notice.

             Within ten (10) days after Closing, Seller will deliver to Buyer the original records and other materials described in Section 1(f) above. Sellers shall have the right to retain a copy of such records for use only in connection with the Case, at Seller's expense. With respect to each Oil and Gas Property with respect to which Seller is disbursing proceeds of production attributable to other patties entitled thereto, (i) Seller shall continue to collect proceeds of production during the month in which Closing occurs and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto), (ii) Seller shall, as promptly as possible after Closing, deliver to Buyer (a) a copy of its "proceeds distribution list" for each such Asset (which proceeds distribution list shall include the name, address, social security number and applicable share of proceeds of production for each party to whom Seller is disbursing proceeds of production with respect to such Asset), (b) a list of all parties for whom it is holding in suspense proceeds of production, (c) a list of all parties for whom it is holding any advance payments made by other working interest owners for operations to be conducted on the Assets, and (d) a check (which shall be delivered within 30 days after the end of the month in which Closing occurs) in an amount equal to all suspended funds and advance payments. Following delivery of the materials referred to in clause (ii), Buyer shall become responsible for all disbursements of proceeds of production (including suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 14 below. It is understood and agreed that Seller does not represent or warrant to Buyer the accuracy of the "proceeds distribution lists" so delivered.

     13. CERTAIN POST-CLOSING ACCOUNTING ADJUSTMENTS.

         (a) Appropriate post-Closing adjustments shall be made between Buyer and Seller so that (i) all expenses which are incurred in the operation of the Assets before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar taxes) from sale of oil, gas and/or other minerals produced therefrom before the Effective Date will be received by Seller, and (ii) all expenses which are incurred in the ownership and/or operation of the Assets after the Effective Date will be borne by Buyer and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (ii) ad valorem and similar such taxes assessed with respect to a period which the Effective Date splits, regardless of the basis on which such taxes are computed, shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and shall, where the current year's taxes are not yet known, be based on the previous year's taxes, and (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party. In addition, there shall be a post-Closing accounting adjustment, to the extent necessary, to adjust the Base Purchase Price as provided in Sections 6 and 7 above, in the event that Title or Environmental Defects exceed the Defect Basket Amount or there is an NRI Increase in favor of the Seller in any Asset.

         (b) As soon as practicable after Closing, but in any event within sixty
     (60) days thereafter, Seller shall prepare and submit to Buyer, in accordance with this Agreement a proposed statement (herein called the "FINAL STATEMENT"), which shall show the final calculation of the Purchase Price, which may include good faith estimates or accruals for oil and gas receivables and all other post-Closing adjustments (herein called the "FINAL SETTLEMENT PRICE"). As soon as possible after receipt of the Final Statement, but in any event within fifteen (15) days after receipt thereof, Buyer shall deliver to Seller a written report containing the changes, if any, which Buyer proposes being made to the Final Statement. In the event no response is made by Buyer within such fifteen (15) day period, it shall be conclusively presumed that Buyer concurs with the Final Statement, and such Final Statement shall be the basis for the Final Settlement Price. In the event that Buyer submits a response, the parties shall exercise all reasonable efforts to agree with respect to the amounts due not later than sixty (60) days after the Closing, but in any event prior to March 1, 2000. After agreement upon a Final Settlement Price setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward), the amount due shall be paid within five (5) business days thereafter by the party owing the same in immediately available funds.

     14. ASSUMPTION AND INDEMNIFICATION.

         (a) Buyer shall, on the date of Closing, assume within the meaning of
     Section 365 of the Bankruptcy Code and otherwise, and timely pay and perform, all duties, obligations, and liabilities relating to the Assets including, without limitation, Seller's ownership and operation of the Assets and the condition of the Assets, including all responsibilities and liabilities of Seller under the Related Contracts, whether arising on or after the Effective Date (including, without limitation, all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Assets, to restore the surface of the Assets, and to comply with, or to bring the Assets into compliance with, Applicable Environmental Laws, including all liability and expense for any restoration, clean-up, disposal, or removal that may be incurred as a result of the existence or discovery of Hazardous Substances or other deleterious substances in, on, or under the Assets, regardless of when the events occurred that give rise to such condition).

         (b) Buyer shall, on the date of Closing, RELEASE, INDEMNIFY, and HOLD the Seller Group HARMLESS from and against any and all claims, actions, liabilities, losses, damages, costs, or expenses (including court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the Assets whether arising on or after the Effective Date.

         (c) THE ASSUMPTION AND INDEMNIFICATION SET FORTH IN SUBSECTIONS (a) AND
     (b) OF THIS SECTION SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS, OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS

     NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

         (d) In order for Seller to seek indemnification under this Agreement, Seller shall give written notice to Buyer of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation (a "PROCEEDING") shall be brought or asserted by any third party which, if adversely determined, would entitle the Seller to indemnity under this Agreement, the Seller shall promptly notify the Buyer of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto. The Buyer, if it so elects, shall assume and control the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Seller and the payment of expenses. If the Buyer elects to assume and control the defense of a Proceeding, it will provide notice thereof within thirty (30) days after the Seller has given notice of the matter and the Seller shall have the right to employ counsel separate from counsel employed by the Buyer in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel employed by the Seller shall be at the sole cost and expense of the Seller.

     15. DISCLAIMER OF WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3 (EXCEPT FOR THE DUE DILIGENCE RIGHTS UNDER SECTION 6 HEREOF OR IN THE CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITH SPECIAL WARRANTY OF TITLE BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE, AND WITHOUT ANY OTHER WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON, OR UNDER THE ASSETS. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL ACCEPT ALL OF THE

SAME "AS IS, WHERE IS AND WITH ALL FAULTS." WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

     16. COMMISSIONS. Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of; Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     17. BANKRUPTCY COURT PROCESS.

     17.1 This Agreement is entered into by both parties with the express understanding that it is subject to (i) approval by the Bankruptcy Court, (ii) any other offers which may be timely submitted to the Bankruptcy Court, in accordance with the bid procedures and (iii) the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

     17.2 As soon as practicable following the selection of Buyer and this Agreement as a Winning Bid in accordance with the Bid Procedures, Seller shall file with the Bankruptcy Court a motion ("363 MOTION") with supporting papers (including a copy this Agreement). The 363 Motion shall seek approval of the sale of the Oil and Gas Properties, and other Assets to Buyer free and clear of any interest of an entity other than the Debtor's bankruptcy estate. Such 363 Motion, proposed findings of fact and conclusion of law, if any, and form of order shall be in a form reasonably satisfactory to Buyer and Buyer's counsel and the proposed findings of fact and conclusion of law, if any, and form of order shall include the provisions and relief described below as the 363 Order. Seller shall obtain a hearing on the 363 Motion as soon as practicable.

     17.3 As soon as practicable following the selection of Buyer and this Agreement as a Winning Bid in accordance with the Bid Procedures, Seller shall file with the Bankruptcy Court a motion (or otherwise seek the relief set forth in this Section 17.3 in the 363 Motion) ("365 Motion") with supporting papers. The 365 Motion shall seek (i) approval of the assumption by Seller and assignment to Buyer of all Related Contracts, (except those Related Contracts that Buyer designates herein that Buyer does not wish to have assumed and assigned) ("Assigned Contracts"), (ii) a specific finding regarding Seller's cure of any defaults under such Assigned Contracts at the time of Closing; and
(iii) the rejection by Seller of Related Contracts designated by Buyer and agreed to by Seller (and the Creditors' Committee) as Related Contracts to be rejected (or such executory contracts as may be rejected by Seller). Such 365 Motion, proposed findings of fact and conclusions of law, if any, and proposed order shall be in form and substance reasonably satisfactory to the Buyer and Buyer's counsel and such proposed findings of fact and conclusions of law, if any, and form of order shall include the provisions and relief described below as the 365 Order. Seller shall obtain a hearing on the 365 Motion as soon as practicable. If additional Related Contracts are identified by Buyer or Seller after the execution and delivery of this Agreement that are not described in this Agreement and in the 365 Motion, then Seller will seek to obtain Bankruptcy Court approval, at Buyer's election, of (a) the rejection by Seller (if agreed to by Seller and the Creditors' Committee) of the applicable additional Related Contracts designated by Buyer to be rejected, or, (b) the assumption by Seller and assignment to Buyer of the applicable additional Related Contracts designated by Buyer and agreed to by Seller (and the Creditors' Committee) to be assumed and assigned to Buyer.

     17.4 Subject to the provisions of subsections 17.2 and 17.3 above, whether the 363 Motion and 365 Motion are filed with the Bankruptcy Court and served as one (1) motion or multiple motions is entirely within the discretion of the Seller and the Creditors' Committee; provided, however, the 363 Motion and 365 Motion shall be served on all known creditors.

     17.5 "363 ORDER@ means an order, not susceptible to alteration or amendment under Fed.R.Bankr.P.9023, of the Bankruptcy Court that (i) approves the 363 Motion, (ii) is in form and substance reasonably satisfactory to Buyer and Buyer's counsel, (ill) approves the sale of the Oil and Gas Properties and other Assets, to Buyer pursuant to the terms of this Agreement, the provisions of the Bankruptcy Code and any other provisions ordered by the Bankruptcy Court. The 363 Order shall provide that the transfer of the Oil and Gas Properties from Seller to Buyer shall be (i) free and clear of any interest in the Oil and Gas Properties of an entity other than the estate, (ii) a legal, valid and effective transfer of the Oil and Gas Properties, (iii) a transfer in exchange for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the United States, any State, territory, possession or the District of Columbia and (iv) finds that the sale of the Assets to Buyer will maximize the value of the Seller's estate and is in contemplation of the implementation of a plan of reorganization and necessary to the confirmation and consummation of any plan of reorganization. Accordingly, the sale of the Assets shall be deemed a sale "under a plan confirmed" within the meaning of Bankruptcy Code Section 1146(c) and shall be exempt from any and all stamp taxes, recording taxes and similar taxes; provided, however, that such exemption is contingent upon the Seller confirming a plan of reorganization under Section 1129 of the Bankruptcy Code. Further, the 363 Order shall provide that the transaction contemplated under this Agreement (i) was and is undertaken by the Seller and Buyer in good faith, as the term is used in section 363(m) of the Bankruptcy Code, and, (ii) does not and will not subject Buyer to any pre-conveyance liability by reason of such Oil and Gas Properties or Assets transfer under the Bankruptcy Code or the laws of the United States, any State, territory, possession or the District of Columbia based, in whole or in part, directly or indirectly, on any theory of law, including, without limitation, any theory of successor or transferee liability unless provided in or contemplated under the terms of this Agreement.

     17.6 "365 ORDER@ means an order of the Bankruptcy Court that (i) approves the 365 Motion, (ii) is in form and substance reasonably satisfactory to Buyer and Buyer's counsel, (iii) approves the assumption by Seller and assignment to Buyer of the Oil and Gas Properties and the Related Contracts, (iv) contains a specific finding regarding Seller's cure of any defaults under such Related Contracts at the time of Closing, (v) approves the rejection by Seller of the applicable Related Contracts. The 365 Order shall further provide that, if additional Related Contracts arc identified by Buyer or Seller after the execution and delivery of this Agreement that are not described in this Agreement and in the 365 Motion, then if Seller agrees, then Buyer shall seek to obtain Bankruptcy Court approval, at Buyer's election, of (a) the rejection by Seller of the applicable additional Related Contracts designated by Buyer to be rejected, or (b) the assumption by Seller and assignment to Buyer of the applicable additional Related Contracts designated by Buyer to be assumed and assigned.

     17.7 Whether the 363 Order and the 365 Order are submitted to the Court in the form of one (1) order or two (2) orders is entirely within the discretion of Seller and Creditors' Committee.

     17.8 On or before November 8, 1999, Seller shall deliver to the Buyer a schedule ("Schedule of Assumed Contract Deficiencies"), which shall indicate as to each Related Contract the amounts, if any, in Seller's understanding, necessary or required under Section 365(b) of the Bankruptcy Code to remedy and cure all monetary arrears under each of the Related Contracts ("Assumed Contract Deficiencies") in order to effectuate the assumption and assignment of such Related Contracts. Buyer shall have the right to obtain appropriate assurances from the Seller or the Court that the Seller has paid, or made arrangements reasonably acceptable to the Buyer to satisfy, all such Assumed Contract Deficiencies. If the Seller disputes the amount necessary to cure a Related Contract, the Seller will either establish an escrow fund and deposit the full cure amount estimated by Seller or asserted by the non-debtor party to such Related Contract into an escrow fund or if the Committee and Seller determine the cure amount asserted by a party to a Related Contract is excessive, they may decide to reject such contract under Section 365 of the Bankruptcy Code. Any disputes in this regard will be resolved by the Bankruptcy Court. Buyer shall pot be liable for any cure amounts under any of the Related Contracts. The validity of the assumption, assignment and sale to Buyer of any Related Contract shall not be affected by any dispute between the Seller and another party to such Related Contract regarding the payment of the "cure" amount under such Related Contract. Notwithstanding anything contained herein to the contrary, the Seller shall be deemed to have assumed and assigned each Related Contract as of the date of and only upon the Closing, and absent such Closing, such Related Contract shall neither be deemed assumed nor assigned and shall in all respects be subject to further administration under the Bankruptcy Code.

     18. CASUALTY LOSS. In the event of damage by fire or other casualty to the Assets prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event

         (a) as to each such Asset so damaged which is an Oil and Gas Property, then, (i) if there is no policy of insurance in force with respect to such Asset, such Asset shall be treated as if it had a Title Defect associated with it and the procedure provided for in Section 6 shall be applicable thereto, or (ii) if Seller should be entitled to make any claim under any insurance policy with respect to such damage, Seller shall and/or pay over to Buyer, if assignable, or, if allowed under the applicable policy, such claims, and

         (b) as to each such Asset which is other than an Oil and Gas Properties, Seller shall assign to Buyer, if assignable, any and all insurance claims relating to such loss, and Buyer shall take title to the Asset affected by such loss without reduction of the Purchase Price.

         (c) At Buyer's election, Seller shall use its reasonable commercial efforts to assign its rights to and under its casualty and other insurance policies to Buyer to be effective as of the Closing Date (or thereafter at Buyer's election). In the event that a refund is due and payable by the insurance carrier as a result of the assignment by Seller to Buyer, Seller shall be entitled to receive such refund amount.

     19. NOTICES. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), during normal business hours or by registered or certified mail (postage prepaid), at the following addresses:

     If to Seller:     CIBC World Markets/CIBC Oppenheimer
                       1600 Smith St., Suite 3100
                       Houston, TX 77002
                       Attn: Billy Bauch
                       Fax: (713)650-7670
                       Phone: (713) 650-2550

     with a copy to:   Van Oliver
                       Andrews & Kurth L.L.P.
                       1717 Main St., Suite 3700
                       Dallas, Texas 75201
                       Fax: (214) 659-4401
                       Phone: (214) 659-4600
     and               Patrick J. Neigan, Jr.
                       Neligan & Averch, L.L.P.
                       Suite 4050, 1717 Main St.
                       Dallas, Texas 75201
                       Fax: (214) 745-2533
                       Phone: (214) 653-4393

     Buyer:            Arnos Corporation
                       767 Fifth Avenue
                       47th Floor
                       New York, NY
                       Attention: Robert Mitchell
                       Fax: (212) 750-5807

     with a copy to:   Berlack, Israels & Liberman LLP
                       120 West 45th Street
                       New York, NY 10036
                       Attention: Edward S. Weisfelner
                       Fax: (212) 704-0196

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

     20. SURVIVAL OF PROVISIONS. Except as expressly set forth in this Section 20, all of the representations, warranties, and covenants made by the Parties shall terminate on the Closing Date. Notwithstanding the foregoing, the representations, warranties, and covenants made by the Parties under Sections 2.1, 6 and 7 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 8, 13, 14, 15, 16, 17, 18, 19 and 22 shall survive the Closing and the delivery of the Conveyance.

     21. OPERATIONS. Subject to the terms and provisions of any existing agreements covering the Assets, Seller agrees to turn over to Buyer, at Closing, the operations of those Assets for which it is currently serving as operator. Seller shall take all reasonable actions necessary to cause Buyer to become operator as contemplated herein.

     22. MISCELLANEOUS MATTERS.

         (a) After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts as reasonably may be necessary to more fully and effectively grant, convey and assign the Assets to Buyer.

         (b) Except as provided in the following sentence, neither party shall have the right to assign its rights under this Agreement and any such assignment in violation of this provision shall be void.

         (c) No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         (d) To the extent applicable to the transaction contemplated hereby, or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555 which is not waived), Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring, by purchase or lease, goods, or services, for commercial or business use, (b) has assets of Five Million and No/l00 Dollars ($5,000,000.00) or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (d) is not in a significantly disparate bargaining position.

         (e) In connection with Buyer's evaluation of the Assets, Seller shall disclose to Buyer certain confidential information, which is proprietary, and includes, but is not necessarily limited to, geological and geophysical data; maps, models, and interpretations; and commercial, contractual, and financial information. All such data disclosed by Seller to Buyer shall hereinafter be referred to as the "CONFIDENTIAL INFORMATION." Buyer has entered into with Seller that certain Confidentiality Agreement(s) dated October 20, 1999 regarding this Confidential Information. If, for any reason the Closing does not occur, Buyer agrees that the prior existing Confidentiality Agreement(s) will remain in effect as provided therein.

             (i) Buyer may disclose the Confidential Information without Seller's prior written consent only to the extent such information:

                   (a) is already known to Buyer as of the date of disclosure hereunder;

                   (b) is already in possession of the public or becomes
             available to the public other than through the act or omission of Buyer;

                   (c) is required to be disclosed under applicable law or by a governmental order, decree, regulation, or rule (provided that Buyer shall give written notice to Seller prior to such disclosure); or

                   (d) is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by Buyer.

             (ii) Buyer may disclose the Confidential Information without Seller's prior written consent to an Affiliated Company (as hereinafter defined), provided that Buyer guarantees the adherence of such Affiliated Company to the terms of this Agreement. "AFFILIATED COMPANY" shall mean any company or legal entity that (a) controls either directly or indirectly a party, or (b) that is controlled directly or indirectly by such party, or (c) is directly or indirectly controlled by a company or entity that directly or indirectly controls such party. "CONTROL" means the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors of such company.

             (iii) Buyer shall be entitled to disclose the Confidential Information without Seller's prior written consent to such of the following persons who have a clear need to know in order to evaluate Seller's petroleum exploration and production rights:

                   (a) employees, officers, and directors of Buyer;

                   (b) employees, officers, and directors of an Affiliated
             Company;

                   (c) any professional consultant or agent retained by Buyer for the purpose of evaluating the Confidential Information.

             (iv) Prior to making any such disclosures to persons under subparagraph 21.e.(iii)(c) above, however, Buyer shall obtain an undertaking of confidentiality, in the same form and content as this Agreement, from each such person.

             (v) Buyer and its Affiliated Companies, if any, shall use, or permit the use of the Confidential Information disclosed under Section 22.(e)(ii) or 22.(e)(iii) above, only to evaluate petroleum exploration and production rights held by Seller.

             (vi) Buyer shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither party shall be liable in an action initiated by one against the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

             (vii) The Confidential Information shall remain the property of Seller, and Seller may demand the return thereof at any time upon giving written notice to Buyer. Within ten (10) days of receipt of such notice, Buyer shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed pursuant to Sections 22.(e)(ii) and 22.(e)(iii) hereof.

             (viii) The term of this Section 22.(e) and the rights and obligations created hereunder shall commence upon the date hereof and shall continue for a period of two (2) years thereafter.

             (ix) Seller makes no representations or warranties, express or implied, as to the quality, accuracy, and completeness of the Confidential Information disclosed hereunder. Seller and its Affiliated Companies, and their officers, directors, employees, shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by Buyer.

         (f) This Agreement and that certain Confidentiality Agreement dated October 20, 1999 between Seller and Buyer contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter between Seller and Buyer. The headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

         (g) This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge (or waiver) is sought, or by order of the Court where the party against whom enforcement of any provision has been given notice and the opportunity to file objection.

         (h) Each party shall bear and pay all expenses it incurred in connection with the transaction contemplated by this Agreement.

         (i) This Agreement shall be binding on the parties hereto and their respective successors and assigns.

         (j) This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.

         (k) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary for both parties to sign the same counterpart.

         (l) Buyer shall properly execute, acknowledge and file the Conveyance for record immediately upon receipt thereof and will furnish to Seller a copy of the recorded document promptly after Buyer's receipt of such recorded instrument from the clerk in the county or parish in which the Conveyance is recorded. In addition, where applicable, Buyer and Seller shall execute any forms required to effect a change of operator for all wells conveyed herein.

         (m) Prior to Closing, Buyer shall not issue any publicity or press release concerning this Agreement or the transaction contemplated hereby without the prior written consent of Seller, unless, in the written opinion of legal counsel acceptable to Seller, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith. This provision shall not replace or restrict any provision in any prior agreement between the parties affecting confidentiality or the disclosure of information about the Assets.

         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:                                BUYER:

NATIONAL ENERGY GROUP, INC.            ARNOS CORPORATION

By: /s/ BOB G. ALEXANDER               By: /s/ GEORGE W. HEBARD III
    -------------------------------        --------------------------------
Name: BOB G. ALEXANDER                 Name: George W. Hebard III
      -----------------------------          ------------------------------
Title: PRESIDENT & CEO                 Title: Vice President
       ----------------------------           -----------------------------

WITNESSES:                             WITNESSES:

/s/ GRACE BRICKER                      /s/ JENNIFER ALBRIGHT
-----------------------------------    ------------------------------------

/s/ TAMARA SIMS                        /s/ RUSSELL GLASS
-----------------------------------    ------------------------------------

                                ACKNOWLEDGMENTS

STATE OF TEXAS        )
                      )
COUNTY OF DALLAS      )

     This instrument was acknowledged before me, Notary Public, this 11TH day of November, 1999, by BOB G. ALEXANDER, PRESIDENT & CEO of NATIONAL ENERGY, GROUP, INC., a Delaware corporation, on behalf of the corporation.

     IN WITNESS, WHEREOF, I set my hand and official seal.

        [SEAL]                         /s/ MARILYN J. GRAHAM
                                       Notary Public

My commission expires:

8/31/02
----------------------


STATE NEW YORK           )
                         )
COUNTY OF NEW YORK       )

     This instrument was acknowledged before me, Notary Public, as of this 1st day of November, 1999, by GEORGE HEBARD, Vice President of ARNOS CORPORATION, a Nevada corporation, on behalf of the corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                 [SEAL]                /s/ VICKI A. GOLDSTEIN
                                       Notary Public

My commission expires:

                                    EXHIBITS

Exhibit A     -    Oil, Gas & Mineral Leases
                   Land Operating Contracts
                   Well Master List

Exhibit A-l   -    Order (I) Scheduling the Auction of the Aggregate Properties
                   and Subgroup Properties, and (II) Approving (A) the Bid
                   Procedures and Auction Guidelines and (B) the Notice
                   Procedure

Exhibit B     -    Gas Marketing Contracts
                   Production Department Contracts
                   Gas Balancing Balances -- 9/30/99
                   Preferential Right to Purchase
                   Contracts Subject to a Call on Production

Exhibit C     -    Conveyance

Exhibit D-l   -    Seller's Officers Certificate

Exhibit D-2   -    Buyer's Officers Certificate